Exhibit 5.1

Jon C. Avina

T: +1 650 843 5307

javina@cooley.com

January 29, 2026

Ethos Technologies Inc.

90 New Montgomery Street, Suite 1500

San Francisco, CA 94105

Ladies and Gentlemen:

We have acted as counsel to Ethos Technologies Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 20,262,327 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), consisting of (a) 977,231 shares of Common Stock issuable pursuant to the Company’s 2016 Equity Incentive Plan, as amended (the “2016 Plan”), (b) 17,985,096 shares of Common Stock issuable pursuant to the Company’s 2026 Equity Incentive Plan (the “2026 Plan”), and (c) 1,300,000 shares of the Common Stock issuable pursuant to the Company’s 2026 Employee Stock Purchase Plan (together with the 2016 Plan and the 2026 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effective in connection with the closing of the Company’s underwritten public offering, (d) the Plans, and (e) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: +1 650 843-5000 f: +1 650 849 7400 cooley.com

January 29, 2026

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Jon C. Avina
Jon C. Avina

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: +1 650 843-5000 f: +1 650 849 7400 cooley.com